CATERPILLAR FINANCIAL SERVICES CORPORATION
$2,000,000,000
CAT FINANCIAL POWERINVESTMENTSM
VARIABLE DENOMINATION FLOATING RATE DEMAND NOTES

PowerInvestmentSM

Cat Financial PowerInvestmentSM
Strength means power. But when you make an investment in Cat Financial PowerInvestment notes - formerly the Caterpillar Money Market Account - strength also means:

Value - Free checks with no monthly fees.

Convenience - An easy way to put your money to work - and an easy way to track it online.

Reliability - You’re investing with a company you know and trust.

Possibilities - Earning power that could turn your dreams into realities.

Return - Great rates - our rates are set weekly to reflect current market conditions - and no management fees.

To order a brochure call 1-800-504-1114.

Cat Financial PowerInvestment Note RATES EFFECTIVE May 29, 2006:

Amount Invested      Rate Yield
$0 - $4,999.99     4.60 4.69
$5,000 - $49,999.99    4.85 4.95
$50,000 and Above    5.10 5.20

For more information call 1-800-233-2164, Monday through Friday, 7:30 a.m. to 6:00 p.m. Central Time.

Caterpillar Financial Services Corporation has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents that Caterpillar Financial Services Corporation has filed with the SEC for more complete information about Caterpillar Financial Services Corporation and this offering. You may get these documents for free by visiting EDGAR on the web site at www.sec.gov. Alternatively, Caterpillar Financial Services Corporation will arrange to send you a prospectus if you request it by calling (800) 504-1114.